Registration No. 333-195548

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

RadTek, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3844	27-2039490
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

9900 Corporate Campus Drive

Suite 3000

Louisville, KY 40223

Telephone: (502-657-6005

(Address and telephone number of registrant's

principal executive offices)

J.D. Sparks

9900 Corporate Campus Drive

Suite 3000

Louisville, KY 40223

Telephone: (502-657-6005

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all Correspondence to:

J.M. Walker & Associates

Attorneys At Law

7841 S. Garfield Way

Centennial, Colorado

Telephone: (303) 850-7637

Facsimile: (303) 482-2731

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting registrant.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting registrant [x]

Calculation of Registration Fee

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFER PRICE	AMOUNT OF REGISTRATION FEE
Common Stock (1)	14,800,000	$0.10	$1,480,000	$190.62
Total	14,800,000	$0.10	$1,480,000	$190.62

(1)

Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND IS SUBJECT TO COMPLETION AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered.

The registrant shall pay the expenses.

SEC Registration Fee	$ 158.42
Printing and Engraving Expenses	$ 1,500.00
Legal Fees and Expenses	$ 25,000.00
Accounting Fees and Expenses	$ 5,000.00
Miscellaneous	$ 800.00
TOTAL	$ 32,458.42

Item 14.  Indemnification of Directors and Officers

The registrant shall indemnify any officer or director or any former officer or director, to the full extent permitted by law.  We shall indemnify any officer or director in connection with any proceedings, including appeals, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the registrant and they had no reasonable cause to believe that his or her conduct was unlawful.  The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in the best interests of the registrant or had reasonable cause to believe that his or her conduct was unlawful.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or preceding that may result in a claim for indemnification.

We do not have any insurance policies covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15.  Recent Sales of Unregistered Securities

On November 26, 2013, the registrant entered into a definitive agreement with RadTek, Co. Ltd.’s shareholders.   Pursuant to the agreement, the registrant purchased all of the outstanding securities of the RadTek, Co. Ltd. (1,900,000) in exchange for 95,000,000 common shares of the registrant.

On November 26, 2013, the registrant owed Mr. Kim, our CEO, a debt of $282,646.  The board of directors agreed to convert this debt into 600,000 shares of the registrant before the forward split.  After the 50-1 forward split occurred on January 15, 2014, Mr. Kim had a total of 30,000,000 shares issued to him in total for the fulfillment of that debt.  These shares were issued under the Section 4(a)(2) private offering exemption.  Mr. Kim is able to bear the investment’s economic risk, has access to the type of information normally provided in a prospectus for a registered securities offering, and has agreed not to resell or distribute the securities to the public.

As of December 31, 2013, the registrant holds 55,375,000 common shares ($375,053) as treasury stocks recorded as capital adjustment.

On January 15, 2014, the board of directors approved to increase authorized common shares from 60,000,000 common shares, par value $0.001 to 1,990,000,000 common shares, par value $0.001 per common shares and to effectuate a forward split of RadTek’s common stock at an exchange ratio of 50 for 1 so that each outstanding common share before the forward split shall represent 50 common shares after the forward split. All share amounts have been retroactively adjusted for all periods presented.

On January 14, 2014, the Company issued 20,000,000 common shares to two employees and three consultants valued at the market close and recorded as $435,736 in selling and administrative expenses and $435,736 in consulting fees, respectively, for an aggregate expense of $871,472.

Item 16.  Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement:

Exhibit          Description

  3.1          Articles of Incorporation and amendments.  Incorporated by reference to the Form

                    S-1 filed April 29, 2014.   The March 18, 2013 amendment is attached.

  3.2          By-Laws.  Incorporated by reference to the Form S-1 filed April 29, 2014

   5            Consent and Opinion of J.M. Walker & Associates regarding the legality of the securities being registered.  Incorporated by reference to the

                    Form S-1 filed April 29, 2014

  10.1        Investment agreement between RadTek, Inc. and Dutchess Opportunity Fund,

                     II, LP.  Incorporated by reference to the Form S-1 filed April 29, 2014

  10.2        Contract between RadTek, Inc. and Joongsun ITC Co. Ltd.  Incorporated by

                     reference to the Form S-1/A filed June 25, 2014

  10.3        Contract between RadTek, Inc. and Korea Transport Network Express Co. Ltd.

                     Incorporated by reference to the Form S-1/A filed June 25, 2014

  10.4        Contract between RadTek, Inc. and Korea Research Institute of Ships and

                    Ocean, which is managed by the Korea Institute of Ocean Science and

                    Technology.  Incorporated by reference to the Form S-1/A filed June 25,

                    2014

  11           Statement of Computation of Per Share Earnings

                    This Computation appears in the Financial Statements.

  16.1        Letter from Ken and Lee Corporation, CPAs dated July 28, 2014

  23.1        Consent of PLS CPA, A Professional Corp., a Certified Public Accountant.

                     Incorporated by reference to the Form S-1/A filed October 10, 2014.

  23.2        Consent of Kim & Lee Corporation, CPAs, a Certified Public Accountant .

                     Incorporated by reference to the Form S-1/A filed October 10, 2014.

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        i. To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

        ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

        iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Louisville, State of Kentucky, on November 7, 2014.

RadTek Inc.

By: /s/ Kwang Hyun Kim

            Kwang Hyun Kim

            Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:  /s/Kwang Hyun Kim                                 Dated: November 7, 2014

           Kwang Hyun Kim

           Chief Executive Officer

           President, Secretary

           Director

By:  /s/Jae Chan Kim                                        Dated: November 7, 2014

           Jae Chan Kim

           Chief Financial Officer

           Treasurer, Controller

By:  /s/Yong Hyun Chung                                 Dated: November 7, 2014

           Yong Hyun Chung

           Director